                                                                    EXHIBIT 20.2



CISCO SYSTEMS COMPLETES ACQUISITION OF SIGHTPATH

SAN JOSE, Calif., May 17, 2000 - Cisco Systems, Inc., today announced it has completed the acquisition of SightPath of Waltham, Massachusetts.

On March 29, 2000, Cisco announced a definitive agreement to acquire SightPath, a leading provider of appliances for creating intelligent Content Delivery Networks (CDN's). This acquisition is being accounted for using pooling accounting.

CISCO SYSTEMS

CISCO SYSTEMS, INC. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at the Cisco Press Room.

                                     # # #

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

     CONTACT FOR THIS PRESS RELEASE:

     Jeanette Gibson
     Cisco Systems, Inc.
     (408) 525-8965
     jegibson@cisco.com

     Art Rangel
     Analyst Relations
     Cisco Systems, Inc.
     (408) 853-5705
     arangel@cisco.com

     For more information visit Cisco PR
     Contacts